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Exhibit 10.16

        Draft
April 30, 2004

Summary of Terms of Outside Director Deferred Stock Units Program

        Type of Award.    Deferred Stock Units ("DSUs") will be awarded to outside directors. One DSU will give the director the right to receive one share of Common Stock at a future date.

        Stock Incentive Plan.    The Company's existing 2001 Stock Incentive Plan will be amended by the Board of Directors to permit the grant of DSUs, and the DSUs and related shares of Common Stock will be granted under this Plan. Shareholder approval is not required.

        Amount of Award.    $50,000 per year; the stock price at the time of grant will be divided into $50,000 to determine the number of DSUs to be issued to each outside director.

        Timing of Award.    Grants will be made annually immediately after the annual meeting, beginning in 2004. The Compensation Committee will adopt a resolution providing for the automatic grant of the DSUs each year.

        Payment of Award.    The award will be paid, to the extent vested, upon cessation of board service unless deferred.

        Payment Deferral.    A director can elect to defer payment of the award beyond the scheduled payment date. A deferral election must be made at least 12 months before the scheduled payment date. This means that a director who is scheduled to retire at the annual meeting in 2007 would need to make a deferral election by July 2006.

        Payment Form.    The award will be settled in shares of Common Stock equal to the number of DSUs in a director's account at the time of payment. No fractional shares will be issued. Any fractional shares will be rounded down to a whole number of shares.

        Vesting.    The DSUs will vest over three years, one third immediately after each of the next three annual meetings. The director must be a director immediately after the subsequent annual meeting for vesting to occur.

        Accelerated Vesting.    Vesting would accelerate on:

  •
  change of control

  •
  retirement at normal retirement age, i.e., age 71

  •
  death

  •
  disability

        Dividend Equivalents.    On each dividend payment date, a director will receive additional whole or fractional DSUs in an amount equal to the value of the dividends that would have been paid on the stock underlying the DSUs divided by the closing stock price on the dividend payment date. The DSUs received as dividend equivalents will be vested in accordance with the vested status of the underlying DSU's.

        Restrictions on Transfer.    DSUs are not transferable before payment date.

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Summary of Terms of Outside Director Deferred Stock Units Program